CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated January 25, 1996 accompanying the consolidated financial statements included in the 1995 Annual Report to Shareholders which is incorporated by reference in the Annual Report of First West Chester Corporation and Subsidiary on Form 10-K for the year ended December 31, 1995. We hereby consent to the incorporation by reference of said report in the Registration Statement of First West Chester Corporation and Subsidiary on Form S-8 (File No.33-26325, effective January 4, 1989; and File No. 33-46575, effective March 23, 1992).





GRANT THORNTON LLP



/S/ GRANT THORNTON LLP
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Philadelphia, Pennsylvania
March 28, 1996